EXHIBIT 10.19

January 8, 2020

Herbert Koeck
8749 Via Rancho Cielo
P.O. Box 1271
Rancho Santa Fe, CA 92067

Second Letter of Secondment
Dear Herbert,

In connection with the conclusion of your Letter of Secondment on January 13, 2020, we would like to offer you this Second Letter of Secondment. This is an extension of your international secondment in San Diego, CA. USA. The start date of this second secondment is January 14, 2020 and will continue until terminated by 3D Systems for any reason at any time upon sixty (60) days prior written notice.

Your position will be Executive Vice President, Go To Market, Printers & Materials. Your point of origin is Zurich, Switzerland (the “home” location) and your residence during your secondment is San Diego, CA, USA. and the place where your work activities will be performed is the office of 3D Systems located at 16550 West Bernardo Dr. Bldg 5, San Diego, CA. 92127 (your “host” location). While on secondment, you will remain for all purposes an employee of 3D Systems SA., Route de l’Ancienne Papeterie, CH-1723 Marly (the “Company”), and all employer authority shall remain with the Company, at all times. Your employment agreement with the Company dated September 5, 2016 shall remain in full force and effect, subject to the terms of this letter.

Salary

In connection with your secondment, you are eligible to receive compensation, which consists of base salary, potential target bonus, and a system of allowances, deductions, and reimbursements. Payments are made through the 3D Systems’ payroll and will be direct deposited into your U.S. bank account.

•Base Salary: As of your second secondment start date, your base salary of $505,000 (inclusive of gross ups) will be direct deposited into your U.S. bank account on a bi-weekly basis. You will be responsible for arranging to have funds transferred as needed into your host location bank account. For the duration of this secondment, salary administration will be based on your home country policies and practices as well as your performance. Your salary will be reviewed for a merit increase under your current annual cycle and applicable policies.

•Bonus: While on secondment your annual performance bonus target will be 50% of your annual base salary during the year, subject to the terms and conditions of the 3D Systems annual bonus plan. Any annual bonus paid to you will be subject to tax withholding.

This secondment is contingent upon your work visa being approved by USA Consulate in Vienna, Austria.

III. BENEFITS, TAXES, & HOLIDAYS

Work Schedule/Holidays - You agree that you will observe the work schedule in effect for similarly situated employees in the San Diego office of 3D Systems.

Paid Time Off/ Vacation - While on secondment, you will be eligible for annual vacation benefits equal to the greater of the number of vacation days for which you are eligible under San Diego Office Vacation Plan and the vacation days provided under you existing employment agreement with the Company

Benefits - You will continue to participate in Swiss based benefits and compensation plans during your secondment.

Taxes

While on secondment, your annual salary will be grossed up to an amount that will result in a net zero tax advantage. This gross up is reflected in the base salary described above.

Pursuant to applicable law, you will be required to pay host and home income tax based on full disclosure of your worldwide taxable earnings during your international assignment and timely file all applicable income tax returns. The Company will provide tax assistance from PwC for the last year of your secondment.

Payroll - Compensation will be paid to you through the U.S. Payroll.

IV. REPATRIATION

Repatriation

Other than in cases of involuntary termination (with cause), and voluntary resignation, you are guaranteed a right of return to your home location at the end of the international secondment. Failure to return to either Austria or Switzerland at the end of your secondment will be deemed a voluntary resignation.

Separation Without Cause

Should your employment with the Company be terminated involuntarily during this secondment without cause, 3D Systems will pay to transport you and your family and household goods back to Switzerland provided you return to Switzerland within 30 days of termination. Termination will require immediate settlement of outstanding tax, travel and other advances.

If your secondment is terminated without cause, 3D Systems shall pay you a severance payment in exchange for a customary release of all potential claims against 3D Systems and in full settlement of all post-employment obligations due to you by the Company, in a lump sum equal to 12 months’ base salary calculated on your current salary. In addition, the Company will pay you a lump sum amount in consideration of continued health benefits coverage equal to the amount of US-based benefits continuation under COBRA for a 12-month period.

Resignation

In the event that you voluntarily resign for any reason during the secondment, you are responsible for the cost of all transportation for you and your dependent family members and personal effects from your secondment location to your home country. Cash equivalent payments for these expenses will not be made, nor will you be entitled to any relocation allowance or further housing or other allowances from 3D Systems.

Code of Conduct

You should understand that you can be, and often are, highly visible representatives of 3D Systems Inc. in the host location. As such, you will need to be familiar with and adhere to the Company policies and applicable home and host country work laws. It is imperative that you and your family members follow both the letter and the spirit of the law, not only to protect yourselves from criminal or civil penalties, but also to maintain and advance the Company’s image as a reputable corporate citizen in the countries in which we operate. You will be expected to operate in compliance with the Company’s Code of Conduct at all times.

By signing below, you agree that your employment relationship and all terms and conditions of your employment relationship shall be governed exclusively by and construed in accordance with U.S. law, and that any action, claim, cause of action, charge, or complaint relating to or arising out of your employment or your separation from employment shall be brought for resolution in U.S. Federal Court.

Please let me know if you have questions.

Sincerely,

/s/ Andrew Johnson

I AGREE TO THE TERMS AND CONDITIONS COVERING MY TEMPORARY ASSIGNMENT AS SET FORTH IN THIS LETTER

/s/ Herbert Koeck 01/14/2020

Herbert Koeck
Secondee     Date

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